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                                                                 Exhibit 10(f)

                               Amendment to the
                         GE Supplementary Pension Plan

      The GE Supplementary Pension Plan (the "Plan") shall be amended as follows:

      1. The following sentence shall be added to the end of Section V(a) of the Plan, effective as of July 1, 1994 regardless of whether the participant terminated employment on, before or after such date, to read as follows:

      For purposes of this Section V(a) and any other provision of this Plan, a former Employee will be deemed to have withdrawn his contributions from the GE Pension Plan at such time the payment of benefits attributable to such contributions commences, regardless of whether such contributions are paid in the form of a lump sum or an annuity.

      2. The last paragraph of Section VII of the Plan shall be amended in its entirety, effective for distributions made on or after November 1, 1993 regardless of whether the participant terminated employment or distributions commenced on, before or after such date, to read as follows:

      For the purpose of determining the benefit conversions required to provide the benefit payments referred to above, the interest rate assumption shall be the immediate annuity rate published by the Pension Benefit Guaranty Corporation at the beginning of the year in which the Employee's death occurs for the purpose of computing the amount of involuntary cashout distributions, and the mortality assumption shall be based on the UP-1984 Mortality Table.